State of Delaware
Secretary of State
Division of Corporations
Delivered 06:39 PM 10/03/2024
FILED 06:39 PM 10/03/2024
SR 20243863510 - File Number 3039472

CERTIFICATE OF DESIGNATIONS, RIGHTS, AND PREFERENCES OF THE SERIES B PREFERRED STOCK

ELEVAI LABS INC.
CERTIFICATE OF DESIGNATIONS, RIGHTS, AND PREFERENCES OF SERIES B PREFERRED STOCK
Pursuant to Section 151 of the Delaware General Corporation Law

Elevai Labs Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), provides for a class of its authorized stock known as preferred stock, comprised of 75,000,000 shares,
$0.0001 par value per share (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by the provisions of the Certificate of Incorporation to fix the powers, designations, preferences and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, including dividend rights, dividend rate, voting rights, conversion rights, rights, and terms of redemption and liquidation preferences, of any series of Preferred Stock and the number of shares constituting any such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to this authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby adopts this Certificate of Designations, Rights, and Preferences (the "Certificate of Designation") for the purpose of creating a series of Preferred Stock of the Corporation designated as Series B Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations, and restrictions of the Series B Preferred Stock as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series B Preferred Stock" and the number of shares constituting such series shall be 50,000,000 shares. Each share of Series B Preferred
Stock shall be identical in all respects to every other share of Series B Preferred Stock. Such number of shares of Series B Preferred Stock may from time to time be increased (but not in excess of the total number of authorized
shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and by the filing of a certificate pursuant to the provisions of the Delaware General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. For the avoidance of doubt, no stock split of any class of capital stock other than the Series B Preferred Stock ("Other Stock Split") shall effectuate a change in the number of issued and outstanding Series B Preferred Stock at the time of the Other Stock Split.

2. No Redemption. The Series B Preferred Stock shall not be redeemable.

3. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Series B Preferred Stock will rank: (i) pari passu with the Corporation's Series A Preferred Stock; (ii) senior to all other classes or series of capital stock of the Corporation now existing or hereafter authorized, classified, or reclassified; and (iii) junior to all Indebtedness of the Corporation now existing or hereafter authorized (including Indebtedness convertible into Common Stock).

4. Reserved.

5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (each of such events, "Liquidation"), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, on parity with the holders of shares of Common Stock or any other class or series of capital stock of the Corporation, the amount that would be paid to the holders of the Series B Preferred Stock if, prior to such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Series B Preferred Stock had been converted into shares of Common Stock pursuant to Section 9 and the Common Stock that has accrued thereon had been issued. In the event that, upon such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Common Stock, Series B Preferred Stock, or other class of capital stock entitled to distributions upon Liquidation, then such stockholders shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given within ten (10) days of the date the Board of Directors approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, to each record holder of shares of the capital stock of the Corporation entitled to distributions upon Liquidation at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(b) If, at any time while the Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another entity, (ii) the Corporation, directly or indirectly, effects any sale, assignment, transfer, conveyance, or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer, or exchange offer (whether by the Corporation or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender, or exchange their shares for other securities, cash, or property and has been accepted by the holders of more than 50% of the outstanding Common Stock or more than 50% of the voting power of the common equity of the Corporation, or (iv) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger, or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the voting power of the Common Stock of the Corporation (each a "Deemed Liquidation"); provided, however, that the issuance of Common Stock in a financing transaction engaged in by the Corporation shall not be a Deemed Liquidation unless it results in more than 50% of the voting power of Common Stock being issued to one stockholder or a number of stockholders who report on a Schedule 13G or Schedule 13D pursuant to Section 13(d) of the Exchange Act that they are acting as a single group in holding the Common Stock, then the Corporation shall provide at least 10 days' notice to the holders of its capital stock entitled to a distribution on Liquidation prior to the consummation of the Deemed Liquidation, which shall be deemed given by the Corporation upon the disclosure of the potential Deemed Liquidation in any of the Corporation's public filings with the SEC. If a Deemed Liquidation occurs, the holders of the Corporation's capital stock entitled to a distribution on Liquidation will have the option of receiving distributions pursuant to Section 5(a).
All payments in respect of a Deemed Liquidation will be paid in shares of Common Stock.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Delaware General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock shall not be added to the Corporation's total liabilities.

(d) Holders of the Series B Preferred Stock shall send notices pursuant to Section 5(b) to the Chief Financial Officer of the Company at 120 Newport Center Drive, Suite 250, Newport Beach, CA, 92660.

6. Conversion at the Option of the Corporation. On and after the date on which (i) the Corporation receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Corporation completes any material acquisition of an operating company or asset, or (iii) the Corporation effectuates a corporate spin-off which results in the creation of a new public company, the Corporation has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock such that each share of Series B Preferred Stock is converted into one share of Common Stock, without the approval of any holder of Series B Preferred Stock (the "Revenue Required Conversion"). The conversions effected under this Section 6 will be implemented in accordance with the provisions of Section 8.

7. Voting Rights.

(a) For so long as any shares of the Series B Preferred Stock remain issued and outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to the right to vote in respect of all matters concerning the Common Stock in an amount equal to the number of shares of Common Stock underlying a share of Series B Preferred Stock on an as-converted basis on the record date for such vote. The Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series B Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

(b) As long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void *ab initio*, and of no force or effect: (i) amend the Corporation's Certificate of Incorporation or Bylaws so as to adversely alter the rights, preferences, privileges or powers of the Series B Preferred Stock; (ii) create any new class or series of shares *pari passu* or senior to the Series B Preferred Stock or increase or decrease the number of authorized shares, or change the par value, of Common Stock or Preferred Stock; (iii) pay or declare any dividend on Common Stock or junior securities of the Corporation, or incur Indebtedness in any single transaction in excess of $1 million; or (iv) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock (other than (x) the repurchase of shares of Common Stock pursuant to a written benefit plan or employment or consulting agreement, or (y) the repurchase of any equity securities in connection with the Corporation's right of first offer with respect to those securities contained in any written agreement with the Corporation).

8. Conversion.

(a) Each share of Series B Preferred Stock shall be convertible, at any time after one year from the date of issuance, at the option of the holder thereof (or, upon a Required Conversion, at the option of the Corporation), into one share of Common Stock (the "Conversion Ratio"). In order for the holder of Series B Preferred Stock to convert such Series B Preferred Stock into shares of Common Stock pursuant to this Section 8, such holder will provide the Corporation with a completed duly executed form of conversion notice attached hereto as Exhibit A (a "Notice of Conversion"). The date on which the Notice of Conversion is delivered to the Corporation with respect to any share of Series B Preferred Stock shall be the conversion date (the "Conversion Date") for such share of Series B Preferred Stock.

(b) Reserved.

(c) Mechanics of Conversion.

(i) Not later than three (3) Trading Days after the applicable Conversion Date , or if the holder requests in writing

the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting holder a book entry statement from the Corporation's transfer agent (or if requested by the holder, a physical certificate or certificates) representing the number of shares (the "Conversion Shares") being acquired upon the conversion of shares of Series B Preferred Stock If in the case of any Notice of Conversion such statement is not, or if applicable, such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such statement or certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Series B Preferred Stock certificate delivered to the Corporation and such holder shall promptly return to the Corporation any Common Stock any certificates representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.

(iii) The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, *provided* that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(iv) Upon each Conversion Date, (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series B Preferred Stock.

9. Certain Adjustments.

(a) Pro Rata Distributions. During such time as the Series B Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement, or other similar transaction) (a "Distribution"), at any time after the issuance of the Series B Preferred Stock, then, in each such case, the holder of Series B Preferred Stock shall be entitled to participate in such Distribution to the same extent that the holder of Series B Preferred Stock would have participated therein if the holder of Series B Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution. To the extent that any Series B preferred Stock has not been partially or completely converted at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the holder of such Series B Preferred Stock until such holders have converted such Series B Preferred Stock.

(b) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(c) Notice to Holder.

i Notice to Allow Exercise by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation, merger, statutory conversion, transfer, domestication, or continuance to which the Corporation or any Subsidiary is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize a Deemed Liquidation or the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each holder of Series B Preferred Stock, in writing or by electronic transmission, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange (or other applicable transaction) is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such transaction; provided that the failure to deliver such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(d) Voluntary Adjustment by Corporation. Subject to the rules and regulations of the Trading Market, the Corporation may at any time while the Series B Preferred Stock is outstanding reduce the Conversion Ratio for any period of time deemed appropriate by the Board of Directors so long as not adverse to any holder of Series B Preferred Stock whose shares are being converted to Common Stock pursuant to such holder's conversion option or a Revenue Required Conversion.

10. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

11. No Preemptive Rights. No holders of the Series B Preferred Stock will, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

12. Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designation, as each may be amended from time to time.

13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Stock set forth in this Certificate of Designation are invalid, unlawful, or incapable of being enforced by reason of

any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of Series B Preferred Stock set forth in this Certificate of Designation which can be given effect without the invalid, unlawful, or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

15. Definitions. As used herein the following terms shall have the following meanings:

"Common Stock" means the Corporation's common stock, par value $0.001 per share.

"Common Stock Equivalents" means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Ratio" has the meaning set forth in Section 8(a).

"Exempt Issuance" means the issuance of (a) shares of Common Stock, options or restricted stock units to employees, officers, directors or eligible service providers of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, provided that such issuances to service providers are issued as "restricted securities" (as defined in Rule 144 under the Securities Act of 1933, as amended), and (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as "restricted securities" (as defined in Rule 144 under the Securities Act of 1933, as amended).

"Indebtedness" means (a) all obligations of the Corporation or any Subsidiary for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its Subsidiaries, and (e) all guarantees by the Corporation or any of its Subsidiaries of any of the foregoing.

"Person" means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

"Stockholder Approval" means the approval from the stockholders of the Company of the terms of this Certificate of Designation.

"Subsidiary" of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Trading Day" means a day on which the Common Stock is traded on a Trading Market.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

{Signature page follows}

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf on this 3rd day of October, 2024.

ELEVAI LABS INC.

DocuSigned by:

By: Graydon Bensler ______________________

533521F8EF3549E...

Name: Graydon Bensler

Title: Chief Executive Officer

Signature Page to Certificate of Designation, Rights, and Preferences of Series B Preferred Stock